EXHIBIT 23

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Annual Report on Form 10-K for the year ended December 31, 2020, of Gulf Coast Ultra Deep Royalty Trust (the "Royalty Trust"), including the Notes to the Financial Statements included in such Form 10-K, to all references to our firm name and to our reserves report prepared for the Royalty Trust relating to the estimated quantities of certain of the Royalty Trust's proved reserves of gas and present values thereof as of December 31, 2020.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 16, 2021

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